EMPLOYMENT AGREEMENT





                             BETWEEN



                        MEDI-HUT CO., INC.



                               AND

                          LAURENCE SIMON











       November 1, 2001
DATED: _________________



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                       EMPLOYMENT AGREEMENT



      EMPLOYMENT AGREEMENT made this 1st day of November, 2001 between MEDI-HUT CO., INC. a New Jersey Corporation, located at 1935 Swarthmore Avenue, Lakewood, New Jersey 08701 (the "Company") and LAURENCE SIMON, located at, 6 Woodruff Court, Englishtown, New Jersey 07726 (the "EMPLOYEE").

                       W I T N E S S E T H:

      WHEREAS, EMPLOYEE desires employment as a Chief Financial Officer (CFO) of the COMPANY; and

      WHEREAS, at the date of this Agreement COMPANY is currently in need of a CFO to oversee financial and related aspects of the COMPANY's business; and

      WHEREAS, the Board of Directors desires to obtain the benefits of the services of EMPLOYEE in the capacity of CFO for the COMPANY; and

      WHEREAS, the parties hereto desire to enter into an Agreement of Employment mutually beneficial to said parties, and for the purpose of defining the rights, duties and obligations of each of the parties hereto; and

      WHEREAS, each of the parties hereto acknowledges that they have read this Agreement and that they understand the same and that

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this Agreement shall constitute the final and entire Agreement between said parties; and

      WHEREAS, the parties hereto have determined that it is in the best interest of the employment relationship existing between them that this Agreement be executed; and

      NOW, THEREFORE, in consideration of the sum of ONE ($1.00) DOLLAR each to the other paid, receipt of which is hereby acknowledged, and in further consideration of the following mutual premises and covenants and of other good and valuable consideration, the parties hereto agree as follows:

      1.  EMPLOYMENT.

            1.1 Engagement. The COMPANY hereby employs the EMPLOYEE for the term (as hereinafter defined) to render services to the COMPANY as CFO of the COMPANY, subject to the direction of the COMPANY, and, in connection therewith, to perform such duties as he shall reasonably be directed to perform by the COMPANY.

            1.2 Scope of Employment. EMPLOYEE has to be employed in the capacity of CFO for the COMPANY, with all duties attendant and incident thereto, including those as set forth in the job description annexed hereto as Schedule A. Further the EMPLOYEE agrees to well and faithfully render, perform, carry out and conduct such other duties as shall be delegated to him in the sole discretion of the Board of Directors of the COMPANY, mindful, nevertheless, of the stature and benefits normally associated with the position of Chief Financial Officer for the COMPANY. EMPLOYEE understands and agrees that he is
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employed to actively pursue the business and best interest of the COMPANY and the EMPLOYEE shall devote his full time and energy to the discharge of his duties hereunder. EMPLOYEE agrees that he shall not engage in any other employment which shall require time or energy in the discharge of any obligations thereunder. Notwithstanding anything herein to the contrary contained, EMPLOYEE reserves the right to make investments in other business ventures, with the exception of those entities which might be contrary to the interest, welfare or benefit of the COMPANY.

            EMPLOYEE also reserves the right, if invited to do so, to participate on the Board of Directors of another company providing that the inviting company's business does not compete with the COMPANY'S products or services and providing that participating as a board member does not interfere with EMPLOYEE'S ability to fulfill his duties and obligations to the COMPANY.

      2. TERM OF EMPLOYMENT. The term of the EMPLOYEE'S employment under this Agreement (the "Term") shall commence November 1, 2001 and be two (2) years, two (2) months. The initial two (2) month period from November 1, 2001 to December 31, 2001 shall be a "Trial Period". Any termination of this Agreement during the Trial Period, by either party, shall not trigger the buy-out terms enumerated herein at paragraph 4.3.

      3.  COMPENSATION AND BENEFITS.

            3.1 Base Salary. As full compensation for all services rendered pursuant to this Agreement, the COMPANY agrees to pay the


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EMPLOYEE, during the Term, as salary at the fixed rate of $100,000 per annum, payable less deductions or amounts withheld as shall be required by applicable law and regulations.

            EMPLOYEE shall also receive 20,000 stock options with an exercise price of $6.75 per share. Vesting will be as follows: 3,680 at December 31, 2001 and 680 per month for the period January 1, 2002 through December 31, 2003. All options shall vest immediately and in full upon a buy-out, hostile take over or other merger or sale of the company, or a substantial amount of assets.

            EMPLOYEE shall also receive fully paid for health benefits, life insurance, disability insurance, dental insurance and Directors and Officers' liability insurance.

            EMPLOYEE shall also receive a company car. The COMPANY will purchase the EMPLOYEE'S 2001 Toyota Camry CE acquired in January 2001 for Kelly Blue Book value. COMPANY shall also pay all expenses of EMPLOYEE with regard to gas, car insurance, repairs and maintenance, and tolls and parking fees only as these relate to company use. No amounts will be paid for traffic or moving violation fines.

            COMPANY shall also pay all of EMPLOYEE'S professional and association dues in full, i.e. AICPA, NJSCPA, etc. COMPANY shall also pay EMPLOYEE'S continuing professional education (CPE) costs and expenses incurred in maintaining licenses with States in which EMPLOYEE is currently licensed. EMPLOYEE shall pay for any travel costs incurred in maintaining such licenses.



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            3.2  Applicable Law.  The provision of this Agreement relating to the compensation to be paid to the EMPLOYEE shall be subject to and limited by any applicable provision of law or regulation which may from time to time restrict or limit the compensation to be paid hereunder.

            3.3 Vacations/Holiday Days. EMPLOYEE shall be entitled to one (1) week regular vacation dates during the Trial Period, then two (2) weeks a year through December 2003, plus one week personal leave for the length of the contract to be chosen by the EMPLOYEE. In addition to the foregoing, EMPLOYEE shall be entitled to any holidays set by the COMPANY.
            EMPLOYEE shall also receive two (2) weeks sick leave over the entire life of the contract.

            3.4. COMPANY shall supply EMPLOYEE with a state-of-the-art computer with internet access, e-mail, necessary software as required for EMPLOYEE to perform his functions and duties as well as supplies needed to perform such duties, particularly reporting manuals and others that contribute to SEC accounting and reporting processes.

      4. TERMINATION.

            4.1 Death. If the EMPLOYEE shall die during the Term, this Agreement shall terminate, except that the EMPLOYEE'S legal representatives shall be entitled to receive the compensation provided for in Section 3.1 hereof to the last day of the month in which his death occurs, as well as any outstanding bonuses, stock, vacation pay, and/or expenses owed the EMPLOYEE.


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            4.2  Breach of Responsibility.  In the event of gross neglect by the EMPLOYEE of his duties hereunder, conviction of the EMPLOYEE of any felony, or of any lesser crime or offense involving the property of the COMPANY or any of its subsidiaries or affiliates, willful misconduct by the EMPLOYEE in connection with the performances of his duties hereunder or any other conduct on the part of the EMPLOYEE, which would make his continued employment by the COMPANY prejudicial to the best interests of the COMPANY, the COMPANY may at any time by written notice with a period of five (5) business days to cure such a breach, or such longer period as may be reasonably required by the nature of such a breach, to the EMPLOYEE terminate the term of the EMPLOYEE'S employment hereunder, with no requirement of any further compensation under any of the provisions of this Agreement.

            4.3 Determination by Board of Directors. In the event of a determination by the Board of Directors of the COMPANY that the continuation of the employment arrangement of this Employment Agreement is not in the best interest of the COMPANY, the COMPANY may, at any time, upon its sole discretion, terminate this Employment Agreement. In the event of termination under those circumstances, EMPLOYEE shall receive a "buy-out" of this Agreement in the amount of twelve (12) months salary equal to the EMPLOYEE'S rate of pay at the time of such termination, less any applicable taxes. The COMPANY shall also be entitled to a pro-rata credit for any profession fees, licenses or other such expenses paid for the benefit of EMPLOYEE.

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EMPLOYEE shall turn over the car and any other property of the COMPANY, immediately upon such termination.

      5. PROTECTION OF CONFIDENTIAL INFORMATION: NON-COMPETITION.

            5.1 Confidentiality. In view of the fact that the EMPLOYEE'S work for the COMPANY will bring him into close contact with many accounts previously established by the COMPANY the EMPLOYEE agrees:

                 5.1.1 That the following definitions shall apply:
                 a. "Confidential Information" means any and all data and information related to COMPANY projects, including, but not limited to customer and contact lists, production contacts and pricing, marketing and financial information, records, business plans, studies, reviews and projects.

               b. "Directly or indirectly" shall include, without limitation, acting as a sole proprietor, partner, joint venturer, beneficiary, shareholder, director, officer, employee, independent contractor, consultant or agent, by or through any friend, relative, trustee, intermediary, or other agent, or in any other manner or capacity.

               c. "Person" shall include, without limitation, an in the singular as well as in the plural, natural persons, proprietorship, partnerships, joint ventures, corporations, estates, trusts, fellowships, clubs, societies, leagues, firms, groups, associations, agencies, enterprises, and all of the entities and organizations.

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               d.  "Trade secret" means information, including a compilation, program, device, method, technique or process that" (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

            5.2 The parties acknowledge and recognize the highly competitive nature of the COMPANY'S business and the competition between the COMPANY and its competitors in the industry. The parties further acknowledge that the accounts for which EMPLOYEE will be responsible constitute confidential information and proprietary information previously obtained by the COMPANY and the sole property of the COMPANY and which the EMPLOYEE, but for his employment with the COMPANY, would have no exposure or contact with.

            5.3 To deliver promptly to the COMPANY on termination of his employment by the COMPANY, or at any time the COMPANY may so request, all memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the COMPANY'S business and all property associated therewith, which he may then possess or have under his control.

            5.4 The parties agree that the compliance with the provisions of this paragraph 5 are material considerations of this Agreement and that the COMPANY would not have entered into this Agreement but for such provision.
The parties agree that any
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violation of this paragraph 5 will cause significant and irreparable harm to the COMPANY for which it has no adequate remedy at law, regardless of the outcome of any litigation between the parties or money damages awarded therein. The COMPANY, upon application to a court of competent jurisdiction shall be entitled to obtain injunctive relief, including but not limited to a temporary restraining order or temporary, preliminary, or permanent injunction, without the necessity of a bond, to enforce the provisions of this Agreement. The COMPANY shall also be entitled to an accounting of and constructive trust for all profits or other benefits arising out of or related to any such violation. The COMPANY does not waive its right to and shall be entitled to any remedy available at law, including monetary remedies, including the liquidated damages provided for herein for a violation of this Agreement. The EMPLOYEE agrees that the existence of any claims it has against the COMPANY shall not constitute a defense to the enforcement of any of the provisions of the Agreement.

            5.5 In addition to any other remedy set forth herein, the parties acknowledge and agree that the EMPLOYEE shall pay to the COMPANY Twenty-Five Thousand ($25,000) Dollars for each instance or event of a threatened or material breach of any of the provisions of this paragraph 5. This amount shall be liquidated damages and not a penalty. The parties recognize that actual damages resulting to the COMPANY from such breach would be difficult or impossible to measure due to the nature of the COMPANY'S business and that this amount is a reasonable estimate of what such damages would be.


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            5.6 To deliver promptly to the COMPANY on termination of his employment by the COMPANY, or at any time the COMPANY may so request, all client lists, memoranda, notes, records, reports, manuals, drawings, blueprints and other documents (and all copies thereof) relating to the COMPANY'S business and all property associates therewith, which he may then possess or have under his control

            5.7 Restrictive Covenants. During the Term and for a period of two (2) years following the termination of such period, the EMPLOYEE shall not, directly or indirectly, enter the employ of, or render any services to, any person, firm or corporation which is in the competition with the COMPANY in any way in the capacity of CFO or related position; and he shall not become interested in any such practice, directly or indirectly, as an individual, partner, shareholder, director, officer, principal, agent, employee, trustee, consultant, or any other relationship or capacity; provided, however, that nothing contained in this Section 5.7 shall be deemed to prohibit the EMPLOYEE from acquiring, solely as an investment, shares of capital stock of any public corporation. In the event a court of competent jurisdiction shall subsequently ascertain that the geographic scope or duration of the within Restrictive Covenant is unenforceable in any respect, then the parties agree and consent to the reformation of this clause by such court to provide for the maximum geographic area and duration then permissible.

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                The parties expressly recognize that the geographic scope of this covenant is substantial in that the nature of the COMPANY'S business is done on a national level dealing with national accounts, even though individual customers maybe local and distinct in nature. The parties agree that the COMPANY'S client lists, financial information, production information, projections and business plans are an asset of substantial value and that the COMPANY is entitled to protection of this unique asset.

            5.8 Specific Performances. If the EMPLOYEE commits a breach, or threatens to commit a breach, of any of the provisions of paragraph 5 the COMPANY shall have the following rights and remedies:

                5.8.1 The right and remedy to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the COMPANY and that money damages will not provide an adequate remedy to the COMPANY; and

                5.8.2 The right and remedy to require the EMPLOYEE, if directed to do so by any court having equity jurisdiction, to account for and pay over to the COMPANY all compensation, profits, monies, accruals, increments or other benefits (collectively "Benefits") derived or received by the EMPLOYEE as the result of any transactions constituting a breach of any of the provisions of the preceding paragraph, and the EMPLOYEE hereby agrees to account for any pay over such Benefits to the COMPANY.

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              Each of the rights and remedies enumerated above shall be
independent of the other, and shall be severally enforceable, and all such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the COMPANY under law or in equity.

            5.9 Unenforceability. If any of the covenants contained in Paragraph 5 hereof, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants, which shall be given full effect, without regard to the invalid portions.

            If any of the covenants contained in Paragraph 5 or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and, in its reduced form, said provision shall then be enforceable.

            5.10 Costs of Suit. In the event that any action, suit or other preceding in law or in equity is brought to enforce the covenants contained in Paragraph 5 or any other provision of this Agreement or to obtain money damages for the breach thereof, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the COMPANY, all expenses (including reasonable attorneys fees) of the COMPANY in such action, suit or other proceeding shall (on demand of the COMPANY) be paid by EMPLOYEE.

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            5.11 Acknowledgment of Proprietary Interest - Customers.  The
EMPLOYEE recognizes and agrees (i) that all existing client lists and client contracts, production information and financial and business plans of the COMPANY are and shall be the sole and exclusive property of the COMPANY, and that the EMPLOYEE neither has nor shall have any right, title or interest therein; (ii) that such lists and information are not readily accessible to competitors of the COMPANY; and (iv) that the EMPLOYEE'S present and future business is and will continue to be of a type that depends upon such lists and information.

            5.12 Acknowledgment of Proprietary Interest - Intellectual Property Rights. The EMPLOYEE recognizes and agrees that any and all intellectual property arising from the work of EMPLOYEE with the COMPANY will belong to the COMPANY.

      6. INDEMNIFICATION. The COMPANY will indemnify the EMPLOYEE to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being an officer, director or EMPLOYEE of the COMPANY or of any subsidiary or affiliate of the COMPANY, unless fraud, willful and/or wanton negligence or criminal behavior on the part of the EMPLOYEE is proven in a court of competent jurisdiction.

      7. NOTICES. All notices, requests, consents and other communication, required or permitted to be given hereunder, shall be in writing and shall be deemed to have been duly given if delivered personally or sent by prepaid telegram, or mailed first-class, postage

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prepaid, by registered or certified mail (notices sent by telegram or mailed shall be deemed to have given on the date sent), as follows (or to such other address as either party shall designate by notice in writing to the other in accordance herewith):

            with a copy to:

            MEDI-HUT Company
            1935 Swarthmore Avenue
            Lakewood, New Jersey 08701

                                              : as to COMPANY


            with a copy to:

            Mr. Laurence Simon
            6 Woodruff Court
            Englishtown, New Jersey 07726

                                              : as to EMPLOYEE


      8.  GENERAL.

            8.1 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, applicable to agreements made and to be performed entirely in New Jersey.

            8.2 Headings. The article and section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

            8.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements

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and understandings, written or oral, relating to the subject matter hereof.
No representation, promise of inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

            8.4 Assignment. This Agreement, and the EMPLOYEE'S rights and obligations hereunder, may not be assigned by the EMPLOYEE. The COMPANY may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other dispositions of all or substantially all of its business or assets; in any event the obligations of the COMPANY hereunder shall be binding on its successors or assigns, whether by merger, consolidation or acquisition of all or substantially all of its business or assets.

            8.5 Amendment. This Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived, only by a written instrument executed by both of the parties hereto, or in the case of a waiver, by the party waiving compliance. The failure of either party at anytime or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

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      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:
                                           MEDI-HUT CO., INC.

/s/ Vincent Sanpietro                        /s/ Joseph A. Sanpietro
________________________                By: _________________________________
                                            JOSEPH SANPIETRO, President




/s/ Vincent Sanpietro                        /s/ Laurence M. Simon
________________________                    __________________________________
                                            LAURENCE SIMON